Exhibit 10.1

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 1, 2006 (the “Effective Date”), by and between SCIENTIFIC GAMES CORPORATION, a Delaware corporation (the “Company”), and A. Lorne Weil (“Executive”).

W I T N E S S E T H :

WHEREAS, Executive has been employed pursuant to an Amended and Restated Employment Agreement with the Company, dated as of February 28, 2003 (the “Original Agreement”); and

WHEREAS, the Company and Executive desire that this Agreement replace and supersede the Original Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Termination of Existing Employment Agreements.  As of the Effective Date, all existing employment agreements between the parties, whether oral or written, including the Original Agreement, are hereby terminated and superseded.

2.             Employment; Term.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth herein.  The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on December 31, 2009, as may be extended in accordance with this Section and subject to earlier termination in accordance with Section 5.  The Term shall be extended automatically without further action by either party by one additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter (each such initial and succeeding year-long extension (if any), an “Extension Term”), unless either party shall have given written notice to the other party at least ninety (90) days prior to the date upon which such extension would otherwise have become effective electing not to further extend the Term (a “Nonrenewal Notice”), in which case Executive’s employment shall terminate on the date of expiration of the then current Term (whether it be the initial Term or the then current Extension Term), unless earlier terminated in accordance with Section 5.  In the event that Executive’s employment terminates because either party shall have given timely a Nonrenewal Notice to the other party, in accordance with the preceding sentence, then, notwithstanding anything to the contrary set forth herein, Executive shall upon such termination be entitled to receive the compensation and benefits set forth in Section 5(d) as if Executive’s employment had been terminated by the Company without Cause, or by Executive for Good Reason, as of the date of expiration of the Term (including, as the case may be, the date of expiration of the Extension Term during which the Nonrenewal Notice is given).  Except to the extent (if any) that the context specifically requires otherwise, references to the Term hereafter in this Agreement shall include the initial Term and any Extension Term.  It is intended that Executive’s previous term of employment with the Company shall be included when calculating Executive’s tenure at the Company for all purposes; it being understood that for all such purposes Executive’s tenure at the Company commenced on August 1, 1990.

3.             Offices and Duties.

a.                                       From January 1, 2006 through December 31, 2007, Executive will serve as Chief Executive Officer of the Company and as Chairman of the Board of Directors of the Company (the “Board of Directors”), and as an officer or director of any subsidiary or affiliate of the Company if elected or appointed to any such position by the shareholders or by the board of directors of such subsidiary or affiliate, as the case may be.

b.                                      From and after January 1, 2008, Executive shall continue to serve as both Chief Executive Officer and Chairman of the Board of Directors, unless notice within the time frames in the following sentence is provided by either Executive or the Company to the other party.  Executive will relinquish the role of Chief Executive Officer of the Company (but will continue to be employed as and serve in the capacity of Chairman of the Board of Directors and shall continue to receive the compensation and benefits provided for herein) if (i) for the period January 1, 2008 to December 31, 2008, notice is provided by either party to the other party no later than September 1, 2007, or (ii) for the period January 1, 2009 to December 31, 2009, notice is provided by either party to the other party no later than September 1, 2008, or (iii) for each Extension Term, if any, notice is provided by either party to the other party no later than September 1 in the calendar year immediately preceding the commencement of such Extension Term.  Receipt or giving of such notice and subsequent change in position shall not constitute “Cause” or “Good Reason” within the meaning of Section 5 of this Agreement.

c.                                       In such capacities, Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions and as otherwise may be assigned to Executive from time to time by the Board of Directors.  Subject to Section 5(d) and to Executive’s right to continue to receive the compensation and benefits provided for herein, Executive’s functions, duties and responsibilities are subject to reasonable changes as the Board of

Directors may in good faith determine after consultation with Executive.

d.                                      Executive hereby agrees to accept such employment and to serve the Company to the best of his ability in such capacities, devoting substantially all of his business time to such employment; provided, however, that Executive shall be entitled to (i) manage his personal investments and otherwise attend to personal affairs, including family financial and legal affairs, and (ii) serve on the boards of directors of up to three entities, each in a manner that does not conflict or unreasonably interfere with his responsibilities hereunder.

4.             Compensation; Benefits.

(a)           Base Salary.  During the Term the Company shall pay Executive a base salary (the “Base Salary”) at the initial rate of one million five hundred thousand dollars ($1,500,000.00) per annum, payable biweekly (except to the extent deferred under a deferred compensation plan).  The first payment of Base Salary following the execution and delivery by the parties of this Agreement shall be in an amount equal to the difference between (i) the aggregate amount of Base Salary that Executive is entitled to have received at a base salary rate of one million five hundred thousand dollars ($1,500,000.00) per annum for all pay periods in 2006 up to and including the pay period covered by such first payment date, and (ii) the aggregate amount of Base Salary that Executive has received for such pay periods referred to in clause (i).  The Base Salary shall be increased annually on each January 1 during the Term by a percentage of the Base Salary then in effect equal to the percentage increase, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York Area.  For purposes of this Agreement, the percentage increase, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area will be computed by dividing (i) the difference between (A) the Consumer Price Index—All Urban Consumers, New York-Northern New Jersey-Long Island, NY-NJ-CT-PA, All Items (1982-84=100), published by the U.S. Department of Labor Bureau of Labor Statistics (the “CPI”) for the month of December in the calendar year most recently ended prior to, or ending on, the date as of which the relevant increase is to be made (e.g., December 2007 for an increase to be made on January 1, 2008) and (B) the CPI for the month of December in the calendar year immediately preceding the year referred to in clause (i)(A) by (ii) the CPI referred to in clause (i)(B); provided, however, that if such computation yields a negative number, such percentage increase shall be deemed to be zero.  Without limiting the foregoing, in the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute the “Base Salary” for purposes of this Agreement.

(b)           Incentive Compensation.  Executive shall have the opportunity annually to be paid incentive compensation in amounts determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in accordance with the applicable incentive compensation plan of the Company as in effect from time to time. Under such plan, Executive shall have the opportunity to earn a target bonus (the “Target Bonus”) up to 100% of Base Salary as incentive compensation at Target Opportunity and a maximum bonus up to 200% of Base Salary as incentive compensation at Maximum Opportunity.  “Target Opportunity” and “Maximum Opportunity” shall have the meaning ascribed to them in the applicable incentive compensation plan.  Notwithstanding the foregoing, if no incentive compensation plan is in effect at any relevant time, or if such plan, as in effect at any relevant time, does not provide a reasonable opportunity for Executive to earn annually incentive compensation in the amounts described in the foregoing provisions of this Section 4(b), then the Company shall provide such reasonable opportunity to Executive independently of such plan.  Any incentive compensation payable to Executive shall be paid in accordance with the Company’s usual practices with respect to payment of incentive compensation to its other senior executives (regardless of whether, at such time, the Company has an incentive compensation plan in effect), except that the Company shall make available to Executive an opportunity to defer receipt of the incentive compensation under a deferred compensation plan.

(c)           Eligibility for Annual Equity Awards and Participation in Executive Compensation Plans.  Executive shall be eligible to receive an annual grant of stock options or other equity awards, in the sole discretion of the Compensation Committee, in accordance with the applicable plans and programs for senior executives of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest under any such plan or program.  Executive shall be eligible to participate in such plans and programs, and in other executive compensation plans and programs which are made generally available by the Company to its other senior executives (in accordance with the terms of such plans and programs and subject to the Company’s right to at any time amend or terminate any such plan or program) in each case on terms no less favorable to Executive than the most favorable terms of participation of any other executive of the Company.  For the avoidance of doubt, Executive’s participation in any such equity award plan or program shall be deemed to be on terms no less favorable to Executive than the most favorable terms of participation of any other executive of the Company if the absolute number or amount of stock options, restricted stock units, or other equity awards awarded to Executive is at least equal to the highest absolute number or amount of stock options, restricted stock units or other equity award awarded to any other executive of the Company in respect of the same period (regardless of the percentage of Executive’s Base Salary, incentive compensation or any other compensation or benefit represented by such award).

(d)           Incentive Equity Awards.

(i)            The Company shall grant to Executive (A) as a sign-on bonus thirty days following the parties’ execution of this Agreement (the “2006 RSU Grant”), 235,000 restricted stock units; and (B) thereafter on June 30, 2007 (the “2007 RSU Grant” and collectively with the 2006 RSU Grant, the “Special RSU Grants” and each individually, a “Special RSU Grant”) (the respective date each Special RSU Grant is made, the “Grant Date” thereof) restricted stock units in a number equal to (x) $8 million divided by (y) the average closing price per share of the Company’s common stock for the 30-day period preceding the Grant Date of the 2007 RSU Grant (such closing prices, in each case, as reported in the Wall Street Journal for those dates during such 30-day period on which the principal national stock exchange or quotation system on which the Company’s stock is traded is open for business).  Each Special RSU Grant shall be granted under and subject to the terms and conditions of the Company’s 2003 Incentive Compensation Plan, as amended and restated, or an applicable successor plan (in either case, the “Equity Plan”) and a restricted stock unit agreement in the form attached hereto as Exhibit A to be entered into with respect to such Special RSU Grant by and between the Company and Executive (each, an “RSU Agreement”), provided, however, that the parties hereby agree, and the RSU Agreements shall respectively provide, that the 2006 RSU Grant shall vest with respect to twenty-five percent (25%) of the shares of common stock subject to the 2006 RSU Grant on December 31, 2006 and each subsequent December 31st through December 31, 2009, and that the 2007 RSU Grant shall vest with respect to one third (1/3) of the shares of common stock subject to the 2007 RSU Grant on December 31, 2007 and each subsequent December 31st through December 31, 2009, subject to certain provisions relating to accelerated vesting and forfeiture as described in this Agreement, the applicable RSU Agreement and the Equity Plan; provided, however, that, notwithstanding anything to the contrary set forth in the Equity Plan, in the RSU Agreements, in this Agreement or in any other Company plan or policy, it is hereby agreed that this Agreement (or any written amendment hereto signed by Executive and the Company that expressly states that it supersedes this proviso) and the RSU Agreement in the form of Exhibit A hereto contain the only provisions regarding forfeiture that shall apply to the Special RSU Grants.  In each case, the applicable RSU Agreement shall provide that delivery to Executive of shares of Company common stock subject to vested restricted stock units under the applicable Special RSU Grant shall occur on earliest date on which such shares may be so delivered without becoming subject to taxes, interest or penalties as a result of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable administrative guidance and regulations, and without affecting any compensation deduction applicable thereto as a result of Section 162(m) of the Code but in no event shall such shares be delivered (x) later than six months plus one day after the date of termination of Executive’s employment (the date of termination of Executive’s employment, regardless of the ground or reason therefor, being referred to in this Agreement as the “Termination Date”), nor (y) sooner than five (5) days after the Termination Date.

(ii)           Notwithstanding anything to the contrary set forth in this Agreement, in the RSU Agreements or in the Equity Plan (but without limiting any rights or entitlements of Executive in addition to the following that may be provided elsewhere in this Agreement, the RSU Agreements or the Equity Plan), in the event of any Change in Control described in clause (B) or (C) of Section 5(e)(iii), or any Change in Control described in Clause (A) of Section 5(e)(iii) pursuant to which holders of the Company’s common stock generally are entitled to receive cash and/or non-cash consideration for all or substantially all of their shares:  (A) if such Change in Control occurs before the 2007 RSU Grant has otherwise been made to Executive, then (x) the 2007 RSU Grant shall be granted (or if not granted, shall be deemed to have been granted) to Executive on the “Change in Control Reference Date” (as defined below) and the Change in Control Reference Date shall be the Grant Date of the 2007 RSU Grant, provided that (y) the number of restricted stock units included in the 2007 RSU Grant shall be the number determined using the Change in Control Reference Date as the Grant Date of the 2007 RSU Grant, or such lesser number of restricted stock units, if any, as may be determined by dividing (I) $8 million by (II) the consideration per share (including the fair value per share of any non-cash consideration as specified by the governing legal documents in connection with such Change in Control or otherwise determined in good faith by the Board of Directors) to be received by holders of the Company’s common stock generally for their shares pursuant to such Change in Control transaction; (B) if such Change in Control occurs before all restricted stock units included in the Special RSU Grants (including those granted or deemed granted pursuant to clause (A) of this paragraph 4(d)(ii) and including those subject to the 2006 RSU Grant, whether or not such Change in Control occurs prior to the Grant Date of the 2006 RSU Grant) have vested (except by reason of forfeiture pursuant to the terms of Section 5(j) of this Agreement or the terms of Section 5(a) or 5(c) of this Agreement and the applicable RSU Agreement), then all such unvested restricted stock units shall fully vest and become non-forfeitable as of the Change in Control Reference Date; (C) any and all shares of the Company’s common stock underlying vested restricted stock units included in the Special RSU Grants (including those granted or deemed granted pursuant to clause (A) of this paragraph 4(d)(ii) and those vested pursuant to clause (B) of this paragraph 4(d)(ii)) that have not otherwise been delivered as of the time of the Change in Control shall be deemed to have been delivered to Executive at the latest date and time that shall entitle Executive to receive for such shares, in the manner described in clause (D) below, the consideration payable to holders of the Company’s common stock generally for their shares pursuant to such Change in Control transaction (provided, for the avoidance of doubt, that no such shares shall be deemed to have been delivered to Executive if such Change in Control transaction is not consummated and holders of the Company’s common stock generally receive no such consideration for their shares pursuant thereto); and (D) Executive shall be entitled to receive for shares of the Company’s common stock underlying vested restricted stock units included in the Special RSU Grants (including those granted or deemed granted pursuant to clause (A) of this paragraph 4(d)(ii) and those vested pursuant to clause (B) of this paragraph 4(d)(ii)), at substantially the same time and as to the same percentage of common stock held, any consideration payable to holders of the Company’s common stock generally for their shares pursuant to such Change in Control transaction, as if Executive held, as of the Change in Control Reference Date, all shares of the Company’s common stock underlying all the vested restricted stock units included in the Special RSU Grants (including those granted or deemed granted pursuant to clause (A) of this paragraph 4(d)(ii)) and those vested pursuant to clause (B) of this paragraph 4(d)(ii)).  The “Change in Control Reference Date” shall mean the date of, and the time immediately prior to the time of, the Change in Control, or such earlier date and/or time as shall entitle Executive to receive pursuant to such Change in Control transaction, at substantially the same time and as to the same percentage of common stock held, any consideration payable to holders of the Company’s common stock generally for their shares, as the holder of the common stock underlying all the vested restricted stock units included in the Special RSU Grants (including those granted or deemed granted pursuant to clause (A) of this paragraph 4(d)(ii) and those vested pursuant to clause (B) of this paragraph 4(d)(ii)).  For purposes of this paragraph 4(d)(ii), references to common stock underlying restricted stock units shall include securities substituted or resubstituted therefor in accordance with the terms of the RSU Agreements and the Equity Plan.

(iii)          Notwithstanding anything to the contrary set forth in this Agreement, in the RSU Agreements or in the Equity Plan, in the event that Executive’s employment is terminated by reason of Executive’s death or Total Disability, or by the Company without Cause, or by Executive for Good Reason (including, without limitation, a deemed termination by the Company without Cause due to a Failed Termination for Cause (as defined in Section 5(c) hereof) pursuant to Section 5(c) hereof):  (A) if such termination of employment occurs before the 2007 RSU Grant has otherwise been made to Executive, then (x) the 2007 RSU Grant shall be granted (or if not granted, shall be deemed to have been granted) to Executive on the day immediately preceding the Termination Date, and such day shall be the Grant Date of the 2007 RSU Grant; and (y) the number of restricted stock units included in the 2007 RSU Grant shall be the number determined using the day immediately preceding the Termination Date as the Grant Date of the 2007 RSU Grant; and (B) if such termination of employment occurs before all restricted stock units included in the Special RSU Grants (including those granted or deemed granted pursuant to clause (A) of this paragraph 4(d)(iii) and including those subject to the 2006 RSU Grant, whether or not such termination occurs prior to the Grant Date of the 2006 RSU Grant) have vested (except by reason of forfeiture pursuant to the terms of Section 5(j) of this Agreement), then all such vested restricted stock units shall fully vest and become non-forfeitable as of the Termination Date and Executive shall be entitled to the benefits thereof, as provided in Section 5(b) (in the case of termination by reason of Executive’s death) or 5(d) (in the case of termination by reason of Executive’s Total Disability, by the Company without Cause, or by Executive for Good Reason).

(e)           Expense Reimbursement.  The Company shall reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement, on a timely basis upon submission by Executive of vouchers therefor in accordance with the Company’s standard procedures.

(f)            Use of Company Aircraft.  Executive shall have use of the Company’s “Flight Options” fractional ownership aircraft, or any substitute or replacement private aircraft wholly or partially owned, or leased, chartered by the Company or otherwise made available by the Company to any executive officers of the Company (collectively, the “Company Plane”) for personal use, provided that such personal use shall not interfere with the business use of the Company Plane.  Family members and/or other guests may accompany Executive on Company Plane flights, whether such flights are for personal use, business use or a combination thereof, as seating permits.  When using the Company Plane for a flight that is exclusively for personal use, Executive shall reimburse the Company for the out-of-pocket cost to the Company of such flight as invoiced by Flight Options LLC or a successor owner, charterer, lessor or servicer of the Company Plane, as the case may be (the “Invoiced Amount”).  When using the Company Plane on a flight that has a bona fide business-related purpose (whether or not such business-related purpose is the sole purpose of such flight), Executive shall reimburse the Company for any personal use in respect of such flight in an amount that is computed in accordance with the provisions of section 274(e) of the Code and regulations promulgated thereunder and any applicable interpretations by the U.S. Internal Revenue Service (the “IRS Amount”); provided, however, that if the IRS Amount is greater than the Invoiced Amount for such flight, then Executive shall reimburse the Company for the Invoiced Amount, instead of the IRS Amount, for such flight.

(g)           Health and Welfare Benefits  Executive shall be entitled to participate, without discrimination or duplication, in any and all medical insurance, group health, disability, life, accidental death, dismemberment insurance, 401(k) or other retirement, deferred compensation, profit sharing, stock ownership and such other plans and programs which are made generally available by the Company to its other senior executives in accordance with the terms of such plans and programs and subject to the Company’s right to at any time amend or terminate any such plan or program; provided, however, that Executive shall be eligible to participate in such insurance, benefit, fringe benefit and perquisite plans and programs on terms and conditions at least as favorable to Executive as the most favorable terms and conditions offered to any other employee of the Company.  Executive shall be entitled to paid vacation, holidays, and any other time off in accordance with the Company’s policies in effect from time to time.

(h)           Residual SERP Benefit.  Executive’s aggregate retirement benefit under the Company’s Supplemental Executive Retirement Plan, as amended, restated and finally terminated as of December 31, 2005 (“SERP”) had a value equal to $9,853,046 (representing the lump sum present value of his SERP benefit as of December 31, 2005) which will accrue interest at a rate of four percent (4%) per annum, compounded annually, for the period from December 31, 2005 through the date of distribution (the “SERP Benefit”).  Executive shall receive his aggregate SERP Benefit in a lump sum payment on the date that is six months plus one day after the Termination Date.  Notwithstanding anything to the contrary contained in the SERP, in any other plan or policy of the Company or in this Agreement, it is hereby acknowledged and agreed that the SERP Benefit is and shall remain a fully vested and nonforfeitable benefit and shall be payable to Executive, in the manner provided above, following any termination of his employment by the Company regardless of the reason or grounds for such termination of employment.

(i)            Taxes.  Payment of all compensation and benefits to Executive specified in this Section 4 and in Section 5 of this Agreement shall be subject to all legally required and customary withholdings.  The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code and applicable administrative guidance and regulations.  Internal Revenue Code Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  The Company reserves the right (but is not required) to provide compensation and benefits under any plan or arrangement in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A. In addition, in the event any benefits or amounts paid hereunder are deemed to be subject to Section 409A, including payments under Section 5 of this Agreement, Executive consents to the Company adopting such conforming amendments as the Company or Executive deems necessary, in its or his reasonable discretion, to comply with Section 409A (including, but not limited to, delaying payment until six months following termination of employment)

(j)            Registration.  The Company will use its best efforts to file with the Securities and Exchange Commission and thereafter maintain the effectiveness of one or more registration statements registering under the Securities Act of 1933, as amended, the offer and sale of shares by the Company to Executive pursuant to stock options or other equity-based awards granted to Executive under Company plans and this Agreement.

5.             Termination of Employment.  Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances:

(a)           Termination by Executive for Other than Good Reason.  Executive may terminate his employment hereunder for any reason or no reason upon 45 days’ prior written notice to the Company referring to this Section 5(a); provided, however, that a termination of Executive’s employment for “Good Reason” shall not constitute a termination by Executive for other than Good Reason pursuant to this Section 5(a).  In the event Executive terminates his employment for other than Good Reason, Executive shall be entitled only to the following compensation and benefits:

(i)            Any accrued but unpaid Base Salary (as determined pursuant to Section 4(a)) for services rendered to the Termination Date, payable on the next regular payday following the Termination Date;
(ii)           All vested nonforfeitable amounts owing or accrued at the Termination Date under compensation and benefit plans, programs, and arrangements set forth or referred to in Section 4 hereof in which Executive theretofore participated (including, without limitation, any earned and vested annual incentive compensation and the SERP benefit) will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);
(iii)          Reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed in accordance with Section 4(e).
(iv)          In lieu of any incentive compensation under Section 4(b) for the year of termination, an amount equal to the amount of annual incentive compensation payable to Executive assuming achievement of the maximum performance targets for such year, multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination.  Such amount shall be payable in a lump sum in accordance with Section 5(f) of this Agreement;
(v)           Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, except to the extent otherwise specifically provided under the terms of any “Non-Ordinary Course Grant or Award” (as defined below) made to Executive after December 31, 2005, and any such options shall remain exercisable until the earlier of three years after the date of such termination or the scheduled expiration date, and, in other respects, all such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;
(vi)          Except to the extent otherwise specifically provided under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 31, 2005 (including, without limitation, the RSU Agreements governing the 2006 RSU Grant and the 2007 RSU Grant), all deferred stock, restricted stock and other equity-based awards will become fully vested and non-forfeitable, and all restrictions and conditions with respect to such awards shall lapse, and all such awards and arrangements will be settled in accordance with the plans and programs under which the awards were granted or governing such arrangements including, if so permitted by the plans or programs, Executive’s duly executed deferral election forms or the terms of any mandatory deferral under such plans or programs; provided, however, if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such settlement shall be made on the date that is six months plus one day following the Termination Date; and

(vii)         Executive may elect continued participation after termination in the Company’s health and medical coverage for himself and his spouse and dependent children after such coverage would otherwise end until such time as Executive becomes eligible for Medicare; provided, however, that in the event of such election, Executive shall pay the Company each year an amount equal to the then-current annual COBRA premium being paid (or payable) by any other former employee of the Company.
For purposes of this Agreement, a “Non-Ordinary-Course Grant or Award” shall mean any grant or award conferring the right to acquire equity-based securities of the Company, other than a “Normal Course Award”, and a “Normal Course Award” shall mean and be limited to a grant or award to acquire equity-based securities of the Company made under the annual equity incentive program of the Company’s management incentive compensation program, or under any amended, replacement or supplemental plan or program that is established to take the place of, modify, or supplement such equity incentive program (as the same may be hereafter amended, replaced or supplemented), or to reinstitute such a plan or program, in order to carry out the Company’s regular program of equity grants to senior executives generally.

(b)           Termination by Reason of Death.  If Executive dies during the Term, the Company shall pay to the last beneficiary designated by Executive by written notice to the Company or, failing such designation, to Executive’s estate, the following amounts:

(i)            The payments and benefits referred to in clauses (i) through (iii), inclusive, of Section 5(a) (collectively, the “Standard Termination Payments”);
(ii)           A lump sum payment equal to (A) Executive’s annual Base Salary, plus (B) the highest annual incentive compensation paid to Executive in respect of the two most recent fiscal years of the Company but not more than Executive’s Target Bonus for the year of termination, payable within 30 days of the Termination Date;
(iii)          Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, except to the extent otherwise specifically provided under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 31, 2005, and any such options shall remain exercisable until the earlier of three years after the date of such termination or the scheduled expiration date, and, in other respects, all such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted; and

(iv)          Except to the extent otherwise specifically provided under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 31, 2005, all deferred stock, restricted stock and other equity-based awards will become fully vested and non-forfeitable, and all restrictions and conditions with respect to such awards shall lapse, and all such awards and arrangements will be settled in accordance with the plans and programs under which the awards were granted or governing such arrangements including, if so permitted by the plans or programs, Executive’s duly executed deferral election forms or the terms of any mandatory deferral under such plans or programs.

(c)           Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause by giving a Cause Termination Notice (as defined below) in accordance with and subject to the provisions of this Section 5(c).  For purposes of this Agreement, the term “Cause” shall mean Executive’s gross misconduct (as defined herein) or willful and material breach of Section 6.1(a) (other than the first sentence thereof), 6.1(b), 6.2 (other than the first and penultimate sentences thereof) or 6.3.  “Gross misconduct” shall mean (i) Executive’s conviction (including conviction on a nolo contendere plea) in a court of law of a felony, or (ii) Executive’s willful and continued failure substantially to perform his material duties under this Agreement.  For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by him knowingly, purposefully and not in good faith and shall not include, without limitation, any act or failure to act resulting from any disagreement or difference of views between Executive and one or more directors or officers of the Company or any of its affiliates with respect to any matter(s) relating to the business, affairs or operations of the Company and/or any of its affiliates (including, without limitation, with respect to any management, business or operational matter, strategy, plan, proposal, initiative or decision, any issue regarding the hiring, firing, appointment or removal of any director, officer, employee, agent, consultant, advisor or contractor, any proposed transaction, venture, affiliation or alliance, or any change in business, structure, organization, management or operations).  Executive may not be terminated for Cause unless and until there shall have been delivered to him, within ninety (90) days after the Company first had actual knowledge of the most recent conduct or event comprising an element of the alleged ground for termination for Cause (it not being necessary that all elements comprising the alleged ground for termination for Cause have occurred within such ninety (90) day period), a copy of a resolution duly adopted by the Board of Directors by a vote of Directors constituting a majority of the Board of Directors (excluding Executive) at a meeting of the Board of Directors at which a quorum is physically present in person and which is called and held for such purpose (after giving Executive reasonable notice of the specific grounds for such termination including a reasonably detailed statement of the facts and circumstances claimed as the basis for such termination and, except if a felony conviction is the grounds for termination, 30 days to correct such grounds, and affording Executive and his counsel the opportunity to be heard before the Board of Directors) finding that, in the good faith opinion of the Board of Directors, Executive was guilty of conduct constituting Cause (the “Cause Resolution”).  The Company’s delivery of the Cause Resolution to Executive shall be accompanied or followed by delivery by the Company to Executive of a written notice of termination for Cause referring to this Section 5(c), stating the grounds for such termination (which shall be the same grounds as set forth in the Cause Resolution) and specifying the effective date of such termination for Cause, which date shall be no earlier than 31 days after the date on which Executive receives such written notice of termination for Cause (the “Cause Termination Notice”), provided that at any time prior to the effective date of such termination, the Board of Directors may, in accordance with the next sentence, relieve Executive of all or a portion of his duties and treat him as a suspended employee of the Company, and until the Termination Date Executive shall be entitled to continue to receive all compensation and benefits under this Agreement as if he had not been suspended or given notice of termination (and such suspension for the avoidance of doubt shall not constitute “Good Reason” for purposes of this Agreement).  Any such suspension shall be effected either (i) pursuant to the Cause Resolution or (ii) pursuant to a resolution otherwise approved (which approval need not be by meeting on formal notice) either by a majority of the Board of Directors (excluding Executive) or, if a majority of the Board of Directors cannot reasonably be convened promptly in person or by telephone, by a majority of the Executive Committee of the Board of Directors (excluding Executive), in each case determining, in the good faith opinion of the participants, that Executive was guilty of conduct constituting Cause and that prompt suspension of Executive is reasonably required in the best interests of the Company, which resolution is confirmed within 10 days by a Cause Resolution.  Notwithstanding any such suspension, Executive shall be afforded such opportunity as may be reasonable under the circumstances to correct grounds for termination as contemplated by the fifth sentence of this Section 5(c) until the expiration of the 30-day period provided therein.

If Executive disputes the Company’s allegation of Cause by initiating arbitration pursuant to Section 13 of this Agreement and the arbitration panel finds that the Company properly terminated Executive’s employment for Cause in accordance with the provisions of this Section 5(c), Executive shall, within 30 days of the arbitration award, repay the amount (if any) by which (A) the amounts provided to him by the Company in respect of periods commencing after the termination date of his employment set forth in the Cause Termination Notice, including but not limited to salary continuation and the value of all benefits provided to Executive in respect of periods commencing after his termination date, exceed (B) the amounts to which he is entitled under this Agreement upon a termination for Cause.  If the amount in (A) does not exceed the amount in (B), the Company may reduce any amounts owed to Executive by the amount in (A).  If the arbitration panel does not find that the Company properly terminated Executive’s employment for Cause in accordance with the provisions of this Section 5(c) (a “Failed Termination for Cause”), then (x) Executive’s employment shall be deemed to have been terminated by the Company without Cause as of the date (the “Deemed Termination

Date”) which is 31 days after the date on which the Cause Resolution and the Cause Termination Notice were delivered to Executive; (y) the Company shall provide Executive with the payments and benefits set forth in Section 5(d) hereof as if the Company had terminated Executive without Cause as of the Deemed Termination Date, provided that any amounts previously paid to Executive by the Company as a suspended employee in respect of periods commencing on or after the Deemed Termination Date shall be credited against amounts owed to Executive under Section 5(d) hereof; and (z) the Company shall pay (or reimburse, if already paid by Executive) all reasonable expenses actually incurred by Executive in connection with contesting such Failed Termination for Cause.

In the event that Executive’s employment is terminated by the Company for Cause in accordance with this Section 5(c), Executive shall be entitled to receive only the following payments and benefits:

(i)            The Standard Termination Payments (as defined in Section 5(b)(i)); and
(ii)           Except as provided in Section 6.6, all stock options and other equity awards will be governed by the terms of the plans and programs under which the options or other awards were granted (the “Basic Equity Award Benefit”);

The Company hereby acknowledges and agrees that, as of the date on which this Agreement is executed by the Company, the Company is not aware of grounds for terminating Executive for Cause.

(d)           Termination By Reason of Total Disability; Termination by the Company Without Cause or by Executive for Good Reason.  The Company may terminate Executive’s employment (x) by reason of “Total Disability” (as defined below) or (y) at any time, without Cause, for any reason or no reason, and Executive may terminate his employment hereunder for “Good Reason” (as defined below).  Executive and the Company agree that Executive may not reasonably be expected to be able to perform his duties and the essential functions of his office in the event of Executive’s “Total Disability.” For purposes of this Agreement, “Total Disability” shall mean Executive’s failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period due to physical or mental incapacity or impairment as determined by a physician or physicians selected by the Company and reasonably acceptable to Executive, unless, within 30 days after Executive has received written notice from the Company of a proposed termination due to such failure (as determined in accordance with the foregoing provisions of this sentence) which notice shall include a copy of the findings of such physician or physicians and shall refer to this Section 5(d), Executive shall have returned to the full performance of his duties hereunder and shall have presented to the Company a written certificate of Executive’s good health by a physician selected by Executive and reasonably acceptable to the Company.  For purposes of this Agreement, “Good Reason” shall mean that without Executive’s prior written consent, any of the following shall have occurred, within sixty (60) days after Executive first had actual knowledge of the most recent conduct or event comprising an element of the alleged ground for termination for Good Reason (it not being necessary that all elements comprising the alleged ground for termination for Good Reason have occurred within such sixty (60) day period),:  (I) a material change, adverse to Executive, in Executive’s positions, titles, offices, or duties as provided in Section 3, except, in such case, in connection with the termination of Executive’s employment for Cause, Total Disability or death; (II) an assignment of any significant duties to Executive which are materially inconsistent with Executive’s positions or offices held under Section 3; (III) a decrease in Base Salary or material decrease in Executive’s compensation opportunities or in the aggregate benefits provided under this Agreement; (IV) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; (V) a relocation of the principal executive offices of the Company more than 35 miles from their existing location in New York, NY, or a change in the location of Executive’s office to a location other than the Company’s principal executive offices; or (VI) any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company’s obligations under this Agreement in a form reasonably acceptable to Executive; provided, however, that a termination by Executive for Good Reason under any of clauses (I) — (VI) of this Section 5(d) shall be effective only if, within thirty (30) days following delivery of a written notice by Executive to the Company that Executive is terminating his employment for Good Reason and setting forth in reasonable detail the facts and circumstances allegedly constituting Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason.  In the event that Executive’s employment is terminated (A) by reason of Total Disability, (B) by the Company without Cause or (C) by Executive for Good Reason (as to (B) and (C), including, without limitation, a deemed termination by the Company without Cause or by Executive for Good Reason pursuant to the delivery of a Nonrenewal Notice in accordance with Section 2 hereof; and as to (B), including, without limitation, a deemed termination by the Company without Cause due to a Failed Termination for Cause pursuant to Section 5(c) hereof), the Company shall pay the following amounts, and make the following other benefits available, to Executive (such payments and benefits, the “Section 5(d) Payments and Benefits”):

(i)            The Standard Termination Payments (as defined in Section 5(b)(i));
(ii)           If such termination occurs on or prior to December 31, 2008, an amount equal to the sum of (A) the Base Salary that would have been payable to Executive through December 31, 2009 had Executive’s employment not terminated and (B) Executive’s “Severance Bonus Amount” (as defined below), or, alternatively, if such termination occurs subsequent to December 31, 2008, an amount equal to the sum of (A)

Executive’s annual Base Salary as of the Termination Date and (B) Executive’s “Severance Bonus Amount” (as defined below), provided in each case that such amount shall be reduced by any disability payment provided to Executive as a result of any disability plan sponsored by the Company or its affiliates providing benefits to Executive.  Such amount shall be payable in a lump sum in accordance with Section 5(f) of this Agreement.  For purposes of this Agreement, “Severance Bonus Amount” shall mean (i) if such termination occurs on or prior to December 31, 2008, an amount equal to (1) a fraction the numerator of which is the number of calendar months during the period from and including the calendar month in which the Termination Date occurs to and including December 2009 and the denominator of which is 12, multiplied by (2) the highest annual incentive compensation paid to Executive in respect of the two most recent fiscal years of the Company (but not more than Executive’s Target Bonus for the year of termination), or, alternatively, (ii) if such termination occurs subsequent to December 31, 2008, an amount equal to the highest annual incentive compensation paid to Executive in respect of the two most recent fiscal years of the Company but not more than Executive’s Target Bonus for the year of termination;

(iii)          In lieu of any incentive compensation for the year in which such termination of employment occurs (but in addition to and not in lieu of the Severance Bonus Amount), payment of an amount equal to (A) the highest annual incentive compensation paid to Executive in respect of the two most recent fiscal years of the Company but not more than Executive’s Target Bonus for the year of termination, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination.  Such amount shall be payable in a lump sum in accordance with Section 5(f) of this Agreement;
(iv)          Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, except to the extent otherwise specifically provided under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 31, 2005, and any such options shall remain exercisable until the scheduled expiration date, and, in other respects, all such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;
(v)           Except to the extent otherwise specifically provided under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 31, 2005, all deferred stock, restricted stock and other equity-based awards will become fully vested and non-forfeitable, all restrictions and conditions with respect to such awards shall lapse, and all such awards and arrangements shall be settled upon such termination, without regard to any stated period of deferral or other restrictions or conditions remaining in respect of such awards; provided, however, if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such settlement shall be made six months plus one day following the Termination Date;

(vi)          Executive shall be entitled to receive an amount equal to the amount accrued under any deferred compensation plan or agreement in effect at the Termination Date in which Executive is a participant or party, less required withholding taxes under Section 4(i); such amount to be paid in a lump sum in accordance with Section 5(f) hereof and to be equal to Executive’s account balance on the Termination Date of Executive’s employment if the deferred compensation amount is in the form of an account balance or, if the deferred compensation amount is not in the form of an account balance, the present value of the deferred compensation on the Termination Date calculated using a discount rate (the “Discount Rate”) equal to the yield, at the time of determination, for U.S. Treasury securities having a maturity of thirty years; provided, however, that if Executive elects to receive payment under this Section 5(d)(vi), Executive shall forfeit all rights under any such deferred compensation plan or agreement, and such deferred compensation plan or agreement shall have no force and effect with respect to Executive; and
(vii)         For (A) a period of 3 years after such termination other than due to Total Disability or (B) the period from termination due to Total Disability until Executive attains age 65, Executive shall continue to participate in all employee and executive benefit plans, programs, and arrangements under Section 4(g) of this Agreement providing health, medical, disability and life insurance benefits in which Executive was participating immediately prior to termination, the terms of which allow Executive’s continued participation, as if Executive had continued in employment with the Company during such period or, if such plans, programs, or arrangements do not allow Executive’s continued participation, Executive shall receive in a lump sum a cash payment equivalent on an after-tax basis to the value of the additional benefits Executive would have received under such plans, programs, and arrangements in which Executive was participating immediately prior to termination, as if Executive had received credit under such plans, programs, and arrangements for service and age with the Company during such period following Executive’s termination as provided in clause (A) or (B) above (as applicable), with such benefits payable by the Company at the same times and in the same manner as such benefits would have been received by Executive under such plans (it being understood that the value of any insurance-provided benefits will be based on the premium cost to Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating).

Notwithstanding the foregoing, if a reduction in Base Salary or other level of compensation was a basis for Executive’s termination for Good Reason, the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments under this Section 5(d).  For the avoidance of doubt, nothing in this paragraph is intended to broaden the definition of Good Reason contained above.

(e)           Termination in Connection with Change in Control.

(i)            In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason and the termination occurs upon or within two years immediately following a Change in Control, this Section 5(e) and not Section 5(d) shall apply, and Executive (A) shall receive the “Section 5(d) Payments and Benefits” (as defined above) and, for the avoidance of doubt, shall have such rights, if any, in respect of the Special RSU Grants as may be provided pursuant to Section 4(d)(ii) or 4(d)(iii) hereof, and (B) shall receive the “Change in Control Payment.”  The “Change in Control Payment” shall mean an amount payable in a lump sum in accordance with Section 5(f) of the Agreement equal to the sum of (x) the Base Salary and (y) the highest annual incentive compensation paid to Executive in respect of the two most recent fiscal years of the Company but not more than Executive’s Target Bonus for the year of termination.
(ii)           In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason and the termination occurs “In Anticipation of a Change in Control” and the Change in Control actually occurs within six (6) months after the termination, unless the relevant facts and circumstances clearly demonstrate that the possibility that such Change in Control would occur was remote as of the date of such termination, Executive shall receive the amounts and benefits provided for in Section 5(e)(i), less any amounts paid to Executive pursuant to Section 5(d).
(iii)          A “Change in Control” shall be deemed to have occurred if:  (A) any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary or affiliate and any employee benefit plan sponsored or maintained by the Company or any subsidiary or affiliate (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing at least 40% of the combined voting power of the Company’s then-outstanding securities; (B) the stockholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction; provided that, for purposes of this Section 5(e)(iii)(B), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity; (C) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect), or the Company sells all or substantially all of the stock of the Company to any person or entity other than an affiliate of the Company; or (D) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Subsection (A), (B), or (C) hereof) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors.

(iv)          For purposes of this Section 5(e) a termination shall be considered “In Anticipation of a Change in Control” (A) if the termination occurs after:  (1) the issuance of a proxy statement by the Company with respect to an election of directors for which there is proposed one or more directors who are not recommended by the Board of Directors or its nominating committee where the election of such proposed director or directors would result in a Change in Control or (2) the announcement by any person of an intention to take actions which might reasonably result in a Change in Control; and (B) the Change in Control actually occurs within six (6) months after the termination unless the relevant facts and circumstances clearly demonstrate that the possibility that a Change in Control was remote as of the date of such termination.

(f)            Timing of Certain Payments Under Section 5.  Unless otherwise expressly provided in this Section 5(f) or in the other provisions of this Agreement, all payments pursuant to this Section 5 shall be made as soon as practicable after the Termination Date but in no event later than 30 days after the Termination Date; provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, a payment pursuant to Section 5(a)(iv), 5(d)(ii), 5(d)(iii), 5(d)(vi), 5(d)(vii) or 5(e)(i) shall be made in a lump sum on the date that is six months plus one day following the Termination Date.

(g)           No Obligation to Mitigate.  Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment; provided, however, that, to the extent Executive receives from a subsequent employer health or other insurance benefits substantially similar to the benefits referred to in Section 4, any such benefits to be provided by the Company to Executive following the termination of his employment shall be correspondingly reduced.

(h)           Set-Off.  Amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset with respect to any amounts Executive otherwise owes the Company except for any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity.

(i)            No Other Benefits or Compensation.  Except as may be provided under this Agreement, under any other written agreement between Executive and the Company, or under the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company, or to participate in any other plan, arrangement or benefit provided by the Company, with respect to any future period after such termination or resignation.

(j)            Release of Employment Claims; Compliance with Section 6. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in this Section 5 (other than the Standard Termination Payments and the Basic Equity Award Benefit (as defined in Section 5(c)(ii)), that Executive will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment (other than enforcement of this Agreement) and Executive will not in the future seek employment at the Company or any of its subsidiaries or affiliates.  The Company’s obligation to make any termination payments and benefits provided for in this Section 5 (other than the Standard Termination Payments and the Basic Equity Award Benefit, all of which shall be paid by the Company) shall immediately cease if a court of competent jurisdiction or an arbitral tribunal determines that Executive (x) willfully and materially breached Sections 6.1, 6.2, 6.3, 6.4, or 6.8 and (y) failed to cure such breach within thirty (30) days after his receipt of written notice from the Board of Directors, attaching a copy of a resolution duly adopted by the Board of Directors by a vote of Directors constituting a majority of the Board of Directors (excluding Executive) at a meeting of the Board of Directors at which a quorum is physically present in person, in which resolution the Board of Directors sets forth such breach in reasonable detail and expressly elects the remedy provided in this Section 5(j), and which notice is delivered to Executive within ninety (90) days after the Company first had knowledge of such breach (the foregoing, collectively, a “Section 5(j) Notice of Breach”) (and which cure by Executive, in the case of a breach of Section 6.4, may be effected, without limitation, by correction or retraction of the disparaging statements).  During the pendency of any court or arbitration proceeding regarding such a determination, the Company shall pay into escrow with a third-party bank or trust company the amount of any payments or benefits provided for in this Section 5 (other than the Standard Termination Payments and the Basic Equity Award Benefit) pursuant to an escrow agreement in form reasonably acceptable to Executive which provides that the amount of such payments or benefits (together with interest earned thereon), upon the conclusion of such proceeding, shall be returned to the Company if Executive is determined by such proceeding to have willfully and materially breached any of such Sections and otherwise shall be paid to Executive.  If a court of competent jurisdiction or arbitral tribunal does not find that Executive willfully and materially breached one of the Sections referred to above, then the Company shall pay (or reimburse, if already paid by Executive) all reasonable expenses actually incurred by Executive in connection with contesting such alleged breach.

6.             Noncompetition; Nonsolicitation; Nondisclosure; etc.

6.1           Noncompetition; Nonsolicitation.

(a)           Executive acknowledges the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industry.  In consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 4 and 5), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time (as defined in Section 6.1(e)), Executive, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business.  For purposes of this Section 6, “Competing Business” shall mean any business (i) involving design and production of instant lottery tickets and the management of related marketing and distribution programs; manufacture, sale, operation or management of on-line lottery systems (Lotto-type games); involving development and commercialization of licensed and other proprietary game entertainment for all lottery product channels; involving provision of wagering (whether pari-mutuel (pooled) or otherwise) or venue management services for racetracks and off-track betting facilities; production of prepaid cellular phone cards; or any other business in which the Company is then or was within the previous twenty-four months engaged or in which the Company, to Executive’s actual knowledge, intends to engage during the Term or the Covered Time; and (ii) which Competing Business is conducted or planned to be conducted anywhere in the United States or in any other geographic area in which such business was conducted or planned to be conducted by the Company; provided, further, that this Section 6.1(a) shall not restrict Executive from engaging in (and the term “Competing Business” shall not include) any business in which the Company no longer engages or plans to engage; and provided further that activities of the Company, or activities engaged in by Executive for or on behalf of the Company, are not restricted by this Section 6.1.(a) and shall not constitute a “Competing Business.”  Ownership of (i) the securities of any entity for which a Competing Business represents less than 10% of net sales or net income (as determined in accordance with generally accepted accounting principles) for the most recent fiscal year (or if such entity has not completed a fiscal year, net sales or net income projected for its first fiscal year) or (ii) not more than two percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with this Section 6.1(a).  Nothing herein shall require Executive to sell or otherwise dispose of any securities of any entity if the acquisition of such securities did not violate the terms of this Section 6.1(a) at the time of such acquisition.

(b)           In further consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 4 and 5), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time Executive shall not, directly or indirectly, (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity; (iii) solicit or attempt to induce any customer, vendor or distributor of the Company to curtail or cancel any business with the Company; or (iv) hire any person who, to Executive’s actual knowledge, is, or was within 180 days prior to such hiring, an employee of the Company.

(c)           During the Term (including any extensions thereof) and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (x) Executive will provide copies of Section 6 of this Agreement to the Competitor, and (y) in the case of any circumstance described in (iii) above occurring during the Covered Time, and in the case of any circumstance described in (i) or (ii) above occurring during the Term or during the Covered Time, Executive will promptly provide notice to the Company of such circumstances.  Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company) that engages, directly or indirectly, in the United States in any Competing Business.

(d)           Executive understands that the restrictions in this Section 6.1 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and acknowledges that the consideration provided under this Agreement (including, without limitation, Sections 4 and 5) is sufficient to justify such restrictions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such restrictions prevent Executive from earning a living or otherwise should be held void or unenforceable.

(e)           For purposes of this Section 6.1, “Covered Time” shall mean the period beginning on the Termination Date and ending twenty-four (24) months after the Termination Date.

6.2           Proprietary Information; Inventions.

(a)           Executive acknowledges that during the course of Executive’s employment with the Company Executive necessarily will have access to and make use of (and during any employment of him by the Company prior to the Term has had access to and made use of) proprietary information and confidential records of the Company. Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any such proprietary information, unless such disclosure has been authorized in writing by the Company or is otherwise required by law.  The term “proprietary information” means: (i) the software products, programs, applications, and processes utilized by the Company; (ii) the name and/or address of any customer or vendor of the Company or any information concerning the transactions or relations of any customer or vendor of the Company with the Company; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers or vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (iv) any information relating to the Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information identified as confidential or proprietary in any line of business engaged in by the Company; (vi) any information that, to Executive’s actual knowledge, the Company ordinarily maintains as confidential or proprietary; (vii) any business plans, budgets, advertising or marketing plans; (viii) any information contained in any of the Company’s written or oral policies and procedures or manuals; (ix) any information belonging to customers, vendors or any other person or entity which the Company, to Executive’s actual knowledge, has agreed to hold in confidence; and (x) all written, graphic, electronic data and other material containing any of the foregoing. Executive acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally known or available to the public or generally known or available to the industry or information that becomes available to Executive on an unrestricted, non-confidential basis from a source other than the Company or its directors, officers, employees, or agents (without breach of any obligation of confidentiality of which Executive has actual knowledge at the time of the relevant disclosure by Executive).

(b)           Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term (and during any employment by the Company prior to the Term) shall belong to the Company, provided that such Inventions grew out of Executive’s work with the Company, are related in any manner to the business

(commercial or experimental) of the Company or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. Executive shall further:  (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of Executive’s inventorship.  If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Executive within two years after the termination of Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term. Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed in Exhibit B to this Agreement.

6.3           Confidentiality and Surrender of Records.  Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company, nor shall Executive retain, and Executive will deliver promptly to the Company, any of the same following termination of Executive’s employment hereunder for any reason or upon request by the Company.  For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information.  All confidential records shall be and remain the sole property of the Company during the Term and thereafter.
6.4           Nondisparagement.  Executive shall not, during the Term and thereafter, disparage in any material respect the Company, any of the Company’s businesses, any of the Company’s officers, directors or employees, or the reputation of any of the foregoing persons or entities.  Notwithstanding the provisions of Sections 5(j) and 6.6, a breach of this Section 6.4 occurring more than two (2) years after the Termination Date shall not constitute grounds for cessation of payments and benefits pursuant to Section 5(j) or for forfeiture of options pursuant to Section 6.6 (provided that the Company may pursue any other available rights and remedies with respect to such breach).  After the expiration of the Term and the Covered Time, the foregoing prohibition shall continue to apply as to circumstances and matters arising during or relating to the period of Executive’s employment by the Company and the Covered Time, but shall not apply to circumstances or matters newly arising after the Covered Time.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making what he reasonably believes in good faith to be truthful statements that are required by applicable law, regulation or legal process or in connection with any investigation by the Company or any governmental authority or are reasonably required to describe the conduct, decisions, or policies of the Company or any of its affiliates, or their respective businesses, officers, directors or employees.

6.5           No Other Obligations.  Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant.  Executive covenants that Executive shall not employ the trade secrets or proprietary information of any other person in connection with Executive’s employment by the Company without such person’s authorization.
6.6           Forfeiture of Outstanding Options.  The provisions of Section 5 notwithstanding, if a court of competent jurisdiction or an arbitral tribunal determines that Executive (x) willfully and materially breached Sections 6.1, 6.2, 6.3, 6.4 or 6.8 and (y) failed to cure such breach within thirty (30) days after his receipt of written notice from the Board of Directors, attaching a copy of a resolution duly adopted by the Board of Directors by a vote of Directors constituting a majority of the Board of Directors (excluding Executive) at a meeting of the Board of Directors at which a quorum is physically present in person, in which resolution the Board of Directors sets forth such breach in reasonable detail and expressly elects the remedy provided in this Section 6.6, and which notice is delivered to Executive within ninety (90) days after the Company first had knowledge of such breach (the foregoing, collectively, a “Section 6.6 Notice of Breach”) (and which cure by Executive, in the case of a breach of Section 6.4, may be effected, without limitation, by correction or retraction of the disparaging statements), then all options (whether granted prior to, contemporaneously with, or subsequent to this Agreement) to purchase common stock granted by the Company and held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such options shall be cancelled, such forfeiture to be effective at the later of the time of such failure to comply or Executive’s termination of employment.  If a court of competent jurisdiction or arbitral tribunal finds that the Company is entitled to cause the forfeiture of Executive’s options in accordance with the foregoing terms of this Section 6.6, Executive shall be required to forfeit such options immediately.  If any option is exercised after delivery of the Section 6.6 Notice of Breach and if such forfeiture subsequently occurs pursuant to the foregoing terms of this Section 6.6, Executive shall be required to return to the Company all shares acquired upon such exercise; provided further that if Executive has sold any shares he acquired upon such exercise, Executive shall pay to the Company an amount equal to the difference between the aggregate sale price of the shares sold and the aggregate exercise price paid by Executive for such shares.  If a court of competent jurisdiction or arbitral tribunal does not find that the Company is entitled to cause such forfeiture in accordance with the foregoing terms of this Section 6.6, the Company shall pay (or reimburse, if already paid by Executive) all reasonable expenses actually incurred by Executive in connection with contesting such attempted forfeiture.

6.7           Enforcement.  Executive acknowledges and agrees that, by virtue of Executive’s position, services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 6 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law.  Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6.  Executive waives posting of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
6.8           Cooperation with Regard to Litigation.  Executive agrees to cooperate reasonably with the Company, during the Term and thereafter, by being available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative.  In addition, except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive agrees to cooperate reasonably with the Company, during the Term and thereafter to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board of Directors or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company.  The Company agrees to pay (or reimburse, if already paid by Executive) all reasonable expenses actually incurred in connection with Executive’s cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by Executive if Executive reasonably determines in good faith, on the advice of counsel, that the Company’s counsel may not ethically represent Executive in connection with such action, suit or proceeding due to actual or potential conflicts of interests.  Notwithstanding the provisions of Sections 5(j) and 6.6, a breach of this Section 6.6 occurring more than seven (7) years after the Termination Date shall not constitute grounds for cessation of payments and benefits pursuant to Section 5(j) or forfeiture of options pursuant to Section 6.6 (provided that the Company may pursue any other available rights and remedies with respect to such breach).
6.9           Survival.  The provisions of this Section 6 shall survive the termination of Executive’s employment.
6.10         Company.  For purposes of this Section 6, references to the “Company” shall include both the Company and each subsidiary and/or affiliate of the Company.

7.             Code of Conduct.  Executive acknowledges that he has read the Company’s “Code of Business Conduct for Directors, Officers and Employees (as revised and adopted by the Board of Directors, February 23, 2006)” and agrees to conduct himself in accordance with it, as it may be amended or supplemented from time to time, it being understood that any termination of employment of Executive shall occur pursuant to and in accordance with Section 5 of this Agreement.

8.             Indemnification.  During the Term of this Agreement and all periods after the expiration of this Agreement or termination of Executive’s employment for any reason, the Company shall indemnify Executive to the full extent permitted under the Company’s Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time. To the extent permitted under the Company’s Certificate of Incorporation and By-Laws and applicable law, the Company shall advance expenses for which indemnification may be claimed as such expenses are incurred, subject to any requirement that Executive provide an undertaking to repay such advances if it is ultimately determined that Executive is not entitled to indemnification; provided, however, that any determination required to be made with respect to whether Executive’s conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Company’s Certificate of Incorporation, By-Laws, or other agreement, shall be made by independent counsel mutually acceptable to Executive and the Company (except to the extent otherwise required by law).  Any provision contained herein notwithstanding, this Agreement shall not limit or reduce, and the Company hereby agrees to provide to Executive, any and all rights to indemnification Executive would otherwise have, to the full extent permitted under applicable law.  In addition, the Company will maintain directors’ and officers’ liability insurance in effect and covering acts and omissions of Executive. For purposes of this Section 8, references to the “Company” shall include both the Company and each of its subsidiaries and/or affiliates for which Executive has acted, acts or will in the future act in any capacity.  The provisions of this Section 8 shall survive the termination of Executive’s employment.

9.             Assignability; Binding Effect.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution and as specified below.  The Company may assign this Agreement and the Company’s rights and obligations hereunder, and shall assign this Agreement and such rights and obligations, to any Successor (as hereinafter defined) which, by operation of law or otherwise, continues to carry on substantially the business of the Company prior to the event of succession, and the Company shall, as a condition of the succession, require such Successor to agree in writing to assume the Company’s obligations and be bound by this Agreement.  For purposes of this Agreement, “Successor” shall mean any person that succeeds to, or has the practical ability to control, the Company’s business directly or indirectly, by merger or consolidation, by purchase or ownership of voting securities of the Company or all or substantially all of the Company’s assets, or otherwise.  The Company may also assign this Agreement and the Company’s rights and obligations hereunder to any subsidiary or affiliate of the Company, provided that upon any such assignment the Company shall remain liable for the obligations to Executive hereunder.  This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

10.           Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  This Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay by either party in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party of any such right or remedy shall preclude other or further exercise thereof.

11.           Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.  The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

12.           Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

13.           Governing Law; Arbitration.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions or where the parties are located at the time a dispute arises.

(b)           Arbitration.  Executive and the Company agree that, except for claims for Workers’ Compensation, Unemployment Compensation, and any other claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment, and/or termination of employment, with the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Section 6.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering such judgment or seeking injunctive relief with regard to Section 6, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) the Supreme Court of the State of New York, New York County; or (iii) any other court having jurisdiction; provided, that damages for any alleged violation of Section 6, as well as any claim, counterclaim or crossclaim brought by Executive or any third-party in response to, or in connection with, any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction or venue and any defense of inconvenient forum.  Thus, except for the claims carved out above, this agreement to arbitrate includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other  protected status.

(c)           Notwithstanding any provision in this Section 13, Executive shall be entitled to seek in any court of competent jurisdiction specific performance of Executive’s right (which is hereby acknowledged and agreed to by the Company) to be paid all compensation, benefits and other amounts required to be paid during the pendency of any dispute or controversy arising under or in connection with this

Agreement, which, to the extent such amounts are paid by the Company shall be credited against the total amounts otherwise finally determined to be owed to Executive pursuant to this Agreement.

(d)           All reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Executive in seeking to enforce rights pursuant to this Agreement shall be paid by the Company on behalf of Executive (or, if already paid by Executive, reimbursed to Executive by the Company) to the extent that Executive prevails in enforcing such rights before a court of competent jurisdiction or arbitral tribunal.

(e)           Any arbitration under this Agreement shall be filed exclusively with the American Arbitration Association in New York, New York before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Subject to Section 13(d) hereof, each party shall pay that party’s own costs and attorney fees, if any.  Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum.  The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs.  Executive shall not be required to pay any fee or cost that he would not otherwise be required to pay in a court action, unless so ordered by the arbitrators.

(f)            BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THIS ARBITRATION PROVISION.

14.           Titles and Captions.  All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

15.           Joint Drafting.  In recognition of the fact that the parties hereto had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable.  If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.

16.           Reimbursement of Expenses of Executive in Negotiating Agreement.  All reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by Executive in connection with the negotiation, preparation, execution, or delivery of this Agreement shall be paid on behalf of Executive (or, if already paid by Executive, reimbursed to Executive) promptly by the Company.

17.           Notices.  Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

To the Company:

Scientific Games Corporation

750 Lexington Avenue

New York, N.Y. 10022

Attention: General Counsel

To Executive:

A. Lorne Weil

51 East 90th Street

Penthouse B

New York, New York 10128

With a copy to:

Hogan & Hartson L.L.P.

875 Third Avenue

New York, New York 10022

Attention: Andrew J. Trubin

18.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on August 8, 2006, to be deemed effective as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:
Name:
Title:

EXECUTIVE

Name: A. Lorne Weil

EXHIBIT B

LIST OF PRE-EXISTING INVENTIONS OF EXECUTIVE